Exhibit 5.4

10 May 2019

Seaspan Corporation Unit 2, 2nd Floor, Bupa Center 141 Connaught Road West Hong Kong China	Matter No.:362027 Doc Ref: 15525143 441 299 4938 guy.cooper@conyersdill.com

Dear Sirs,

Seaspan Management Services Limited (“SMSL”)

Seaspan Advisory Services Limited (“SASL” and together with SMSL, the “Companies” and each a “Company”)

We have acted as special Bermuda legal counsel to the Companies in connection with the Registration Statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 10 May 2019 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the issue of US$250,000,000 in aggregate principal amount of 5.50% Senior Notes due 2026 (the “New Notes”) by Seaspan Corporation (“Seaspan”) and the guarantees of the New Notes by certain guarantors, including the Companies, as guarantors (the “Guarantees” and, together with the New Notes, the “Securities”), and the registration of the Securities under the U.S. Securities Act of 1933, as amended (the “Act”) in exchange for Seaspan’s existing unregistered 5.50% Senior Notes due 2026 and related guarantees.

For the purposes of giving this opinion, we have examined the following documents:

(i)	a copy of the Registration Statement;

(ii)

a copy of the Indenture dated as of 10 October, 2017, between Seaspan and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by a ninth supplemental indenture dated as of 15 January 2019 by and among Seaspan, the subsidiary guarantors specified therein and the Trustee (the “Ninth Supplemental Indenture”, and together with the Base Indenture, the “Indenture”); and

(iii)	the form of the New Notes.

The documents listed in items (ii) and (iii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also examined the memorandum of association and the bye-laws of each of the Companies, each certified by the Secretary of the respective Company on 10 May 2019, written resolutions of the directors of each respective Company each dated 14 January 2019 (the “Resolutions”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Documents, other than the Companies, to enter into and perform its respective obligations under the Documents; (d) the due execution and delivery of the Documents by each of the parties thereto, other than the Companies, and the physical delivery by each of the Companies of the Documents to which it is a party with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (f) the due execution and delivery of the Indenture by each of the parties thereto, other than the Companies, and the physical delivery thereof by the Companies with an intention to be bound thereby; (g) the due execution of the New Notes by each of the parties thereto and the delivery thereof by each of the parties thereto, and the due authentication of the New Notes by the Trustee; (h) the accuracy and completeness of all factual representations made in the Registration Statement and the Documents and other documents reviewed by us; (i) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (j) that each of the Companies is entering into the Documents to which it is a party pursuant to its business of ship management; (k) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (l) the validity and binding effect under the laws of The State of New York (the “Foreign Laws”) of the Documents which are expressed to be governed by such Foreign Laws in accordance with their respective terms; and (m) that on the date of entering into the Documents the Companies are, and after entering into the Documents the Companies will be, able to pay their respective liabilities as they become due.

The obligations of the Companies under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty, (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Companies or which purports to establish the exclusive jurisdiction of any courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Guarantees by the Companies and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.

Each of the Companies is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	Each of the Companies has the necessary corporate power and authority to enter into and perform its obligations under the Documents to which it is a party.

3.	Each of the Companies has taken all corporate action required to authorise its execution, delivery and performance of the Documents to which it is a party.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” and under the caption “Exhibit 5.4” in the prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of section 11 of the Act or that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited